Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-185192

333-185192-01

January 7, 2013

Final Pricing Terms

Sunoco Logistics Partners Operations L.P.

$350,000,000 3.45% Senior Notes Due 2023

$350,000,000 4.95% Senior Notes Due 2043

Issuer	Sunoco Logistics Partners Operations L.P.

Guarantor	Sunoco Logistics Partners L.P.

Principal Amount	$350,000,000 for the 2023 Senior Notes
$350,000,000 for the 2043 Senior Notes

Pricing Date	January 7, 2013

Settlement Date	January 10, 2013

Maturity Date	January 15, 2023 for the 2023 Senior Notes
January 15, 2043 for the 2043 Senior Notes

Benchmark Treasury	1.625% due November 15, 2022
2.75% due August 15, 2042

Benchmark Treasury Yield	1.903% for the 2023 Senior Notes
3.095% for the 2043 Senior Notes

Reoffer Spread to Benchmark	+ 155 bps for the 2023 Senior Notes
+ 190 bps for the 2043 Senior Notes

Reoffer Yield	3.453% for the 2023 Senior Notes
4.995% for the 2043 Senior Notes

Coupon	3.45% for the 2023 Senior Notes
4.95% for the 2043 Senior Notes

Coupon Payment Dates	Semi-annually each January 15 and July 15, beginning July 15, 2013

Price to the Public (%)	99.974% for the 2023 Senior Notes
99.303% for the 2043 Senior Notes

CUSIP	86765B AL3 for the 2023 Senior Notes
86765B AM1 for the 2043 Senior Notes

ISIN	US86765BAL36 for the 2023 Senior Notes
US86765BAM19 for the 2043 Senior Notes

Call at Par	On or after October 15, 2022 for the 2023 Senior Notes
On or after July 15, 2042 for the 2043 Senior Notes

Make-Whole Call	T + 25 bps for the 2023 Senior Notes
T + 30 bps for the 2043 Senior Notes

Joint Book-Running Managers	J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.

Co-Managers	Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

Relationships with the Underwriters

Affiliates of each of the underwriters are lenders under our $350 million revolving credit facility, which matures on August 22, 2016. Affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBS Securities Inc., Deutsche Bank Securities Inc., PNC Capital Markets LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC and U.S. Bancorp Investments, Inc. are lenders under the $200 million revolving credit facility under which Sunoco Partners Marketing & Terminals L.P. is the borrower and we are the guarantor, which matures on August 12, 2013.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the prospectus supplement for this offering, the base prospectus in that registration statement and other documents the issuer (including its parent, Sunoco Logistics Partners L.P.) has filed with the SEC for more complete information about the issuer (including its parent, Sunoco Logistics Partners L.P.) and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement from J.P. Morgan Securities LLC by calling 212-834-4533 or Citigroup Global Markets Inc. by calling 800-831-9146.